EXHIBIT 99

                                                                   NEWS RELEASE

                UGI CORPORATION AND UNISOURCE WORLDWIDE TO MERGE

          Combination Results in $8.8 Billion Distribution Powerhouse

                       UGI to Divest UGI Utilities, Inc.

              UGI to Initiate 6.6 Million Share Repurchase Program

     Valley Forge and Berwyn, Pennsylvania (March 1, 1999) -- UGI Corporation ("UGI") (NYSE: UGI) and Unisource Worldwide, Inc. (NYSE: UWW) today announced that their boards of directors have approved a definitive merger agreement for a stock-for-stock transaction with a transaction value of approximately $1.5 billion. The transaction combines two national distributors, creating one, multi-product distribution company with fiscal 1998 combined sales of approximately $8.8 billion. Through its majority-owned subsidiary, AmeriGas Partners, L.P. ("AmeriGas") (NYSE: APU), UGI is the nation's largest retail propane marketer, serving over 950,000 customers from more than 600 locations in 46 states. Unisource Worldwide is the largest marketer and distributor of printing and imaging paper and supply systems in North America, serving more than 100,000 customers from more than 350 locations throughout the U.S. and Canada.

     Under the agreement, UGI will exchange 0.566 common shares of UGI stock for each Unisource Worldwide share. Based upon the closing stock prices of UGI and Unisource Worldwide on Friday, February 26, 1999, this represents a price of $11.50 per Unisource Worldwide share, or a premium of approximately 65%. UGI will issue approximately $815 million in stock to Unisource Worldwide stockholders to complete the transaction. On a pro forma basis, based on current shares outstanding, Unisource Worldwide stockholders would own approximately 55% of the combined company. The combination will be accounted for as a purchase and is anticipated to be accretive to UGI's earnings within the first year after closing.

     The combined company will operate in four core distribution businesses:

     o Propane
     o Printing and Imaging Paper
     o Packaging
     o Maintenance Supplies

Lon R. Greenberg, chairman, president and chief executive officer of UGI, said, "Our combined network will establish a strong platform from which we can broaden the number and type of products we distribute." As described in greater detail below, following completion of the

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merger, UGI plans to divest UGI Utilities, Inc., its utility subsidiary;
reduce its dividend; retire debt; and reinvest excess cash into growing the newly-combined company's core distribution businesses. The combined company will continue to own UGI Enterprises, Inc.

     Mr. Greenberg, continued, "This is truly a winning combination for shareholders, customers and employees. We are particularly excited about today's announcement because UGI and Unisource Worldwide together will create a nationwide distribution powerhouse. By combining both companies' best practices in distribution, customer service and information systems with an expanded national presence and increased critical mass, we will be able to deliver greater operational efficiencies than either company could deliver on a stand-alone basis. Regardless of the product, it is primarily through efficient logistics and procurement practices and quality customer service by which distributors are differentiated. We will leverage our operational expertise with Unisource Worldwide's strength in distribution for the benefit of our customers and suppliers. The combined company will have excellent earnings potential, a strengthened balance sheet and the cash flow necessary to support the growth opportunities of an expanded distribution business.

     "UGI and Unisource Worldwide have been neighbors for years. We are a good cultural fit, and we look forward to working together with Unisource's talented people to make our combined business a success," Mr. Greenberg said. Ray B. Mundt, chairman and chief executive officer of Unisource Worldwide, said, "Last year, we defined our vision for the future of our company: to be the distributor of choice for both customers and suppliers in the industries we serve. To achieve that vision, we initiated an extensive restructuring plan centered on improving customer service, decreasing costs, increasing financial flexibility and growing profitable market segments. Both UGI and we believe that the Unisource restructuring will be a key driver of the growth and profitability of the combined company going forward. We are confident that the financial strength and management expertise contributed by UGI will facilitate completion of that plan.

     "We admire the work that UGI has done to establish AmeriGas as the nation's leading distributor of propane," Mr. Mundt continued. "Unisource Worldwide is the nation's premier distributor of paper products and supply systems, with one of the most comprehensive distribution networks in the country. The merger should be transparent to customers and suppliers with the important exception that they will now benefit from their association with a larger, stronger company, with expanded resources and a solid balance sheet," concluded Mr. Mundt.

     Following the merger, Mr. Greenberg will be chairman, president and chief executive officer of the combined company, which has not yet been named. Mr. Mundt will retire as CEO of Unisource Worldwide effective upon completion of the merger and has agreed to serve on the board of directors of the combined company until the next annual meeting. The board will have ten directors: five who will be designated by UGI; four who will be designated by Unisource Worldwide, including Mr. Mundt; and one director who currently serves on the boards of both companies.

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                              Approvals and Timing

     The merger is conditioned, among other things, upon the approvals of the stockholders of UGI and Unisource Worldwide, and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Canadian Competition Act. The companies anticipate that the transaction will be completed by the end of June 1999.

                                Sale of Utility

     In addition to its merger with Unisource Worldwide, UGI announced today its intention to divest its utility subsidiary, UGI Utilities, Inc. The proposed sale would mark the exit of UGI from the regulated utility industry. Mr. Greenberg said, "We have one of the best performing gas utilities in the country and an electric utility that has successfully repositioned itself for a deregulated marketplace. However, we believe that our shareholders would be better served by redeploying the cash proceeds from the sale of the utility into this opportunity to grow our core distribution businesses, where we expect to achieve higher returns."

                                Share Repurchase

     UGI also announced today that its board of directors has authorized the repurchase of up to 6.6 million shares, or 20%, of the Company's common stock. Under the terms of the open-market share repurchase program, UGI will purchase shares from time to time in amounts determined by the Company's management, depending on market conditions and other factors. Such repurchases will be funded from existing cash balances and a newly committed credit facility with Merrill Lynch Capital Corporation.

                                Dividend Policy

     UGI's board has announced its intention to reduce the Company's annual dividend to $0.75 from $1.46, a decrease of 49%. The new dividend would be effective upon the close of the merger. The Company emphasized that the new annual dividend rate will allow it to retain additional cash to fuel future growth in its core businesses and reflects a yield consistent with a growth company.

     "The announced dividend rate represents an increase of approximately 112% for current Unisource Worldwide shareholders while still providing an attractive yield for UGI shareholders," Mr. Greenberg noted.

     Merrill Lynch & Co. acted as financial advisor and provided a fairness opinion to UGI Corporation. Donaldson, Lufkin & Jenrette acted as financial advisor and provided a fairness opinion to Unisource Worldwide, Inc.

     Unisource Worldwide, Inc., headquartered in Berwyn, Pennsylvania, is the largest distributor of printing and imaging products, packaging systems and sanitary maintenance

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supplies in North America. Fiscal 1998 revenues were $7.4 billion.Headquartered in Valley Forge, Pennsylvania, UGI Corporation is a holding company with three subsidiaries: AmeriGas, Inc., through its majority owned subsidiary, AmeriGas Partners, L.P., is the nation's largest marketer of propane; UGI Utilities, Inc. is a natural gas and electric utility serving eastern Pennsylvania; and UGI Enterprises, Inc. is a supplier of energy services.

     Comprehensive information about UGI Corporation and Unisource Worldwide, Inc. is available on the World Wide Web at http://www.ugicorp.com and http://www.unisourcelink.com.

     This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond management's control. You should read UGI Corporation's annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended December 31, 1998 for a fuller list of factors that could affect UGI's results, but among them are adverse weather conditions and price volatility and availability of all energy products, including natural gas, propane and fuel oil. You should read Unisource Worldwide, Inc.'s annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended December 31, 1998 for a fuller list of factors that could affect Unisource Worldwide's results, but among them are the implementation of Unisource Worldwide's restructuring plan, the divestiture of its Mexican operations and modifications of its information technology and systems, including its remediation of such systems for Year 2000 Compliance. UGI Corporation and Unisource Worldwide, Inc. undertake no obligation to release revisions to these forward-looking statements to reflect events or circumstances occurring after today.

                                     # # #


Contact Information:

For UGI Corporation:                   For Unisource Worldwide, Inc.:
Investors:                             Investors:
Name: Robert W. Krick                  Name: JoAnn P. Huston
Phone: (610) 337-1000, ext. 3141       Phone: (610) 722-3513

Media:                                 Media:
Name: Sabrina A. Walheim               Name: Martha A. Buckley
Abernathy MacGregor Frank              Phone: (610) 722-3511
Phone: (212) 371-5999


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